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                                                                     EXHIBIT 5.1


                           [Drew & Napier Letterhead]

1 September 2004

Infiniti Solutions Pte Ltd
17 Changi Business Park Central 1
#06-09 Honeywell Building
Singapore  486073


Dear Sirs,

INFINITI SOLUTIONS LTD - REGISTRATION STATEMENT ON FORM F-1

INTRODUCTION

1. We have acted as your Singapore counsel in connection with the registration, offering and sale under the Securities Act of 1933, as amended, of up to 6,635,500 ordinary shares, including up to 865,500 ordinary shares that the underwriters have the option to purchase to cover over allotments, if any, par value U.S.$0.30 per share (the SHARES) of Infiniti Solutions Limited, a company with limited liability incorporated in Singapore (the "Company").

2. In connection with the foregoing, we have, for the purpose of rendering this opinion, examined:

      (a) the registration statement on Form F-1 (the REGISTRATION STATEMENT) filed by you with the United States Securities and Exchange Commission on September 3, 2004 for the purpose of registering the Shares;

      (b) the underwriting agreement filed as Exhibit 1.1 to the Registration Statement (the UNDERWRITING AGREEMENT);

      (c) the Certificate of Incorporation and the Memorandum and Articles of Association of the Company; and

      (d) such other records and documents as we have considered necessary or appropriate.


ASSUMPTIONS

3.    In rendering this opinion we have assumed:

      (a) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies; and

      (b) that the copies of the Memorandum and Articles of Association and Certificate of Incorporation of the Company submitted to us are true, complete and up-to-date copies.



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OPINION

4. On the basis of, and subject to, the foregoing and any matters not disclosed to us, we are of the opinion that:

      (a) the Shares to be sold by the Company in the offering pursuant to the Underwriting Agreement have been duly authorized and validly issued, upon receipt of payment in full from shareholders, will be fully paid and are non-assessable. For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Shares means that under Singapore law, holders of such Shares having fully paid amounts due on such Shares (both nominal amount and premium thereon), are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely has holders of such Shares.

      (b) subject to the assumptions and limitations set forth therein, the statements set forth under the caption "Taxation -- Singapore Taxation" in the prospectus included in the Registration Statement constitute our opinion with respect to the current Singapore income tax consequences of the acquisition, ownership and disposition of the Shares.


BENEFIT OF OPINION

5. We hereby consent to the reference to our name under the captions "Legal Matters" and "Risks Related to Investments in Singapore Companies" in the prospectus included as a part of the Registration Statement and any amendments thereto and to the use of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Sin Boon Ann

Drew & Napier LLC
Sin Boon Ann
Director